THE PRUDENTIAL [Logo]                        THE PRUDENTIAL
                                             INSURANCE COMPANY
                                             OF AMERICA




agrees to pay the benefits provided under this contract in accordance with and subject to its terms.


Contract-Holder:                        Plan:


-------------------------------------------------------------------------------


Effective Date:                         Group Annuity Contract No.:

                                  ----------------------------------------

                                  Eligible Classification:

-------------------------------------------------------------------------------

Provisions and Schedules                Jurisdiction:
attached:

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                                             THE PRUDENTIAL INSURANCE COMPANY
                                                  OF AMERICA


By:
   --------------------------
     Title:                             President  /s/ Joseph J. Melone

Date:                                   Secretary  /s/ Isabelle L. Kirchner
     ------------------------
                                                                         Attest
                                        ---------------------------------

                                        Date:
                                             ----------------------------------

Group Annuity Contract providing for contributions on account of Participants. Annual determination of participation in divisible surplus. All subject to the provisions of this contract.

NOTICE - ALL CONTRACTUAL VALUES OR PAYMENTS PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT RESULTS OF A PRUDENTIAL SEPARATE ACCOUNT DESCRIBED IN THIS CONTRACT, ARE VARIABLE, SUBJECT TO CHANGE BOTH UP AND DOWN, AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.





GVA-120-87  (24)                                                      19081-A

                          TABLE OF CONTENTS

PROVISION                                                           Serial Page

          I. CONTRIBUTIONS - ACCOUNTS - CHARGES
             1.1     Contributions. . . . . . . . . . . . . . . . . .    100
             1.2     Participant's Accounts . . . . . . . . . . . . .    100
             1.3     Annual Account Charge. . . . . . . . . . . . . .    110
             1.4     Reports. . . . . . . . . . . . . . . . . . . . .    110

          II. INVESTMENT ACCOUNT - INVESTMENT MANAGEMENT FEES--
              UNIT VALUES - SUBACCOUNTS INCLUDED
             2.1     The Prudential Variable Contract
                       Account-24 (VCA-24). . . . . . . . . . . . . .    200
             2.2     Investment Management Fees . . . . . . . . . . .    200
             2.3     Unit Values. . . . . . . . . . . . . . . . . . .    210
             2.4     Subaccounts Included . . . . . . . . . . . . . .    210

          III. WITHDRAWALS AND TRANSFERS - DEATH PAYMENTS
             3.1     Participant's Withdrawals. . . . . . . . . . . .    300
             3.2     Death Payments . . . . . . . . . . . . . . . . .    300
             3.3     Transfers between Related Contracts. . . . . . .    310
             3.4     Transfers to Another Financial Institution . . .    320
             3.5     Transfers Involving a Similar Contract
                       of Another Employer. . . . . . . . . . . . . .    330

          IV. ANNUITIES
             4.1     Annuity Elections. . . . . . . . . . . . . . . .    400
             4.2     Annuity - Single Sum Payment Combination . . . .    400
             4.3     Small Annuities and Accounts . . . . . . . . . .    400
             4.4     Terms of Payment of Annuities. . . . . . . . . .    400
             4.5     Payees . . . . . . . . . . . . . . . . . . . . .    410

          V. CHANGES
             5.1     Changes by Prudential. . . . . . . . . . . . . .    500
             5.2     Changes by Agreement . . . . . . . . . . . . . .    500
             5.3     Changes to Conform to Law. . . . . . . . . . . .    500
             5.4     Persons Empowered to Act for Prudential. . . . .    500

          VI. DISCONTINUANCE - TERMINATION OF CONTRACT
             6.1     Discontinuance of Establishing Participants'
                       Accounts . . . . . . . . . . . . . . . . . . .    600
             6.2     Discontinuance of Contributions under
                      this Contract . . . . . . . . . . . . . . . . .    600
             6.3     Termination of Contract. . . . . . . . . . . . .    600

          VII. GENERAL TERMS
             7.1     Contract-Holder. . . . . . . . . . . . . . . . .    700
             7.2     Communications . . . . . . . . . . . . . . . . .    700
             7.3     Place of Payment - Currency. . . . . . . . . . .    700
             7.4     Information - Records. . . . . . . . . . . . . .    710
             7.5     Misstatements. . . . . . . . . . . . . . . . . .    710
             7.6     Beneficiary. . . . . . . . . . . . . . . . . . .    710


GVA-120-87 (24)
TC-100

                             TABLE OF CONTENTS
                               (Continued)

Provision                                                           Serial Page

             7.7    Plan Changes . . . . . . . . . . . . . . . . . .    720
             7.8    Divisible Surplus. . . . . . . . . . . . . . . .    720
             7.9    Limit on Assignment. . . . . . . . . . . . . . .    720
             7.10   Certificates . . . . . . . . . . . . . . . . . .    730
             7.11   Entire Contract - Construction . . . . . . . . .    730

SCHEDULES
            Schedule A Forms of Annuity which May be Purchased. . .   A-100
            Schedule B Life - Payment Certain Annuity . . . . . . .   S-100
            Schedule C Life - Contingent Annuity. . . . . . . . . .   S-100
            Schedule D Payment Certain Annuity. . . . . . . . . . .   S-100


































GVA-120-87 (24)
TC-100

Provision I. CONTRIBUTIONS - ACCOUNTS - CHARGES:

1.1 CONTRIBUTIONS:

    (a) Regular Contributions:

        The contributions which are payable under this contract for a Participant are the payments made for him by his employer pursuant to a Salary-Annuity Agreement and any amounts contributed for him under the Plan, if any, and directed by the Participant for payment hereunder.
        For each Participant, total contributions (including those made pursuant to a Salary Annuity Agreement) to this contract and any companion contract must be made at the rate of at least $200 during each twelve-month period. Contributions will be transmitted by the Contract-Holder or the employer.

        A Participant is a person for whom contributions have been paid under this contract and whose Participant's Accounts (see section 1.2) have not been cancelled.

        A Salary-Annuity Agreement is an agreement between an employee in an Eligible Classification and his employer. It is also an agreement between a Participant who has ceased to be an employee in an Eligible Classification and his new employer. Under the Agreement, the employer agrees to pay amounts to purchase an annuity for the employee meeting the conditions of Section 403(b) of the Federal Internal Revenue Code.

        (To save words, male pronouns are used in this contract to refer to both men and women.)

    (b) Rollover Contributions:

        An amount which qualifies as a rollover contribution pursuant to the Federal Internal Revenue Code may be transferred to and paid under this contract as a contribution for a Participant. Prudential may require proof that the amount paid so qualifies.

1.2 PARTICIPANT'S ACCOUNT:

    Contributions paid under this contract for a Participant may be invested in any one or more of the Subaccounts described in section 2.4. as directed by the Participant. Prudential will establish a separate "Participant's Account" with respect to each Subaccount in which contributions are invested on behalf of a Participant. Each Account is expressed in Units of the applicable Subaccount.

    The number of Units added to a Participant's Account as a result of adding a contribution to a Subaccount is determined by dividing the dollar amount of the contribution by the appropriate Unit Value for the day the contribution is added. (See section 2.3 for a description of each Unit Value.) A number of Units will be subtracted from a








GVA-120-87 (24)
Serial 100                                                      1.1-1.2

    Participant's Account on each day on which a withdrawal is made from the Account. The number of Units is equal to the number requested for withdrawal or, if applicable, the number determined by dividing the dollar amount to be withdrawn by the appropriate Unit Value for the day of withdrawal.

    Each Account maintained for a Participant is the sum of the Units added to it, less the sum of the Units subtracted from it. The dollar value of each Account as of any day is the product of the number of Units in the Account at the close of business on that day and the appropriate Unit Value for that day.

    A Participant has a non-forfeitable interest in any Account established for him. All Accounts are subject to charges described later.

1.3 ANNUAL ACCOUNT CHARGE:

    On the last business day (see section 2.3) of each calendar year an amount will be withdrawn from the Accounts of each Participant which, in aggregate, will be equal to the Annual Account Charge. Also, on any other day on which all of a Participant's Accounts are cancelled, an amount will be withdrawn from them which, in aggregate, will be equal to the Annual Account Charge. However, no Charge will be withdrawn if the Participant's Accounts are being cancelled on a January l to purchase an annuity for him under this contract.

    The Annual Account Charge is $20.

    A Participant may have other Accounts for Salary-Annuity Agreement payments or Plan payments, if applicable, under other group annuity contracts issued to the Contract-Holder by Prudential (each one is called a "companion contract"). If so, the total Annual Account Charge that applies to all his Accounts will not exceed the amount shown above. This charge will be shared among all such Accounts as Prudential determines. Also, no charge will be withdrawn from a Participant's Accounts under this contract when they are cancelled unless no amounts remain in an Account for him under any companion contract.

    In addition to the Annual Account Charge, a charge may be made upon a Participant's withdrawal (see section 3.1.).

    The Charge may be changed as provided in section 5.1.

1.4 REPORTS:

    Prudential will periodically furnish a report with respect to each Participant's Account which has not been cancelled. The report will show the status of each Account as of the date of this report.












GVA-120-87 (24)
Serial 110                                                      1.3-1.4

Provision II.  INVESTMENT ACCOUNT - INVESTMENT MANAGEMENT FEES - UNIT VALUES -
               SUBACCOUNTS INCLUDED:

2.1 THE PRUDENTIAL VARIABLE CONTRACT ACCOUNT - 24 (VCA-24):

    VCA-24 is a separate investment account of Prudential established pursuant to a resolution adopted by its Board of Directors. The resolution provides that this account is to be used for contracts which state that certain payments and values under them will vary to reflect the investment results of this account.

    The investments held in VCA-24 are intended to be composed primarily of shares of The Prudential Series Fund, Inc. ("PSF"), an open-end diversified, management investment company registered under the Investment Company Act of 1940. VCA-24 is divided into Subaccounts, each of which is invested only in a corresponding Portfolio of PSF. The Portfolios of PSF in which the Subaccounts are invested are set forth in section 2.4. Prudential will invest and reinvest the assets held in each Subaccount in accordance with the investment objectives and policies established for it.

    The value of the assets of a Subaccount is determined daily by multiplying the number of PSF shares held by that Subaccount by the "Net Asset Value" of each share and adding the value of dividends declared by PSF for the corresponding Portfolio but not yet paid.

    The "Net Asset Value" per share of each Portfolio is computed by adding the sum of the value of the securities held by that Portfolio plus any cash or other assets it holds, subtracting all its liabilities, and dividing the result by the total number of shares outstanding of that Portfolio at such time. Liabilities of the Portfolio include the costs of portfolio transactions, legal and accounting expenses, custodial and transfer agency fees, and the Investment Management Fees applicable to that Portfolio. (See section 2.2.)

    The total value of the assets of all Subaccounts comprising VCA-24 at all times will be at least equal to the total reserve liability required by law for all payments or values which vary in dollar amount to reflect the investment results of the VCA-24 Subaccounts. Assets held in the VCA-24 Subaccounts equal in value to the reserve liability will be held for the sole benefit of all contracts which participate in VCA-24. The amount, if any, by which the total value of the assets of all Subaccounts exceeds the total reserve liability will be subject to the exclusive control of Prudential. Thus, Prudential may, from time to time make transfers between the VCA-24 Subaccounts and its other investment accounts as, in its judgment experience warrants. A transfer will not affect Prudential's contractual liabilities under this contract

2.2 INVESTMENT MANAGEMENT FEES:

    On each Business Day, the assets of each PSF Portfolio are reduced by an Investment Management Fee. The amount of the Fee for each Portfolio on










GVA-120-87 (24)
Serial 200                                                      2.1-2.2
   any Business Day is equal to the product of (a) and (b) where:

   (a) is the rate of the Investment Management Fee applicable to the Portfolio and

   (b) is the average daily assets of the Portfolio.

   The rate of the Investment Management Fee currently applicable to each Portfolio is shown in section 2.4. The Investment Management Fee for a Portfolio may be changed from time to time pursuant to a change in the investment advisory agreement for that Portfolio. Prudential will notify the Contract-Holder of any such change.

2.3 UNIT VALUES:

    A Participant's participation in one or more Subaccounts of VCA-24 will be reflected in Units of each such Subaccount.

    The following applies to each Subaccount described in section 2.4.

    The Unit Value for any Business Day is the dollar value of one Unit for that Business Day. ("Business Day" means a day the New York Stock Exchange is open for trading.) The initial Unit Value was $1.00. The Unit Value for any subsequent Business Day is determined as of the end of that Business Day by multiplying the Unit Change Factor for that Business Day by the Unit Value for the immediately preceding Business Day. The Unit Value for any day which is not a Business Day is equal to the Unit Value for the next
    Business Day. The Unit Value will go up or down in accordance with the Unit Change Factor described below.

    The Unit Change Factor for a Subaccount of VCA-24 for any Business Day is
    (i) divided by (ii), less (iii) where:

      (i) is the value of the assets of the Subaccount as of the end of the Business Day, but before taking into account any contributions, withdrawals or transfers made on such Day, and

      (ii) is the value of the assets of the Subaccount as of the end of the preceding Business Day, and

      (iii) is the daily equivalent of 0.75% (the Administrative Expense
            Charge).

    This section may be changed as provided in section 5.1.

2.4 SUBACCOUNTS INCLUDED:

    This section contains a description of the Subaccounts included in this contract. It describes the investment portfolio and other features of each Subaccount.









GVA-120-87 (24) (as modified by GAA-7654)
Serial 210                                                      2.3-2.4

                                    VCA-24-B


Subaccount:                                   Bond Subaccount invested in the
                                              Bond Portfolio of PSF (VCA-24-B).

Investments:                                  Primarily medium and long-term
                                              debt securities.

Unit name:                                    VCA-24-B Unit.

Frequency of Unit Value calculation:          Every Business Day.

Investment Management Fee deducted            Daily equivalent of effective
from the assets of the Portfolio:             annual rate of .40%.




































GVA-120-87 (24)
Serial 220-B                                                    2.4

                                    VCA-24-S


Subaccount:                                   Common Stock Subaccount invested
                                              in the Common Stock Portfolio of
                                              PSF (VCA-24-S).

Investments:                                  Primarily common stocks.

Unit name:                                    VCA-24-S Unit.

Frequency of Unit Value calculation:          Every Business Day.

Investment Management Fee deducted            Daily equivalent of effective
from the assets of the Portfolio:             annual rate of .45%.



































GVA-120-87 (24)
Serial 220-S                                                    2.4

                                    VCA-24-AM

Subaccount:                                   Aggressively Managed Flexible
                                              Subaccount invested in the
                                              Aggressively Managed Flexible
                                              Portfolio of PSF. (VCA-24-AM).

Investments:                                  Aggressively managed mix of money
                                              market instruments, long-term
                                              bonds and common stocks.

Unit name:                                    VCA-24-AM Unit.

Frequency of Unit Value calculation:          Every Business Day.

Investment Management Fee deducted            Daily equivalent of effective
from the assets of the Portfolio:             annual rate of .60%.



































GVA-120-87 (24)
Serial 220-AM                                                   2.4

                                    VCA-24-CM


Subaccount:                                   Conservatively Managed Flexible
                                              Subaccount invested in the
                                              Conservatively Managed Flexible
                                              Portfolio of PSF (VCA-24-CM).

Investments:                                  Conservatively managed mix of
                                              money market instruments,
                                              intermediate-term notes and bonds,
                                              and common stocks of established
                                              companies.

Unit name:                                    VCA-24-CM Unit.

Frequency of Unit Value calculation:          Every Business Day.

Investment Management Fee deducted            Daily equivalent of effective
from the assets of the Portfolio:             annual rate of .55%.

































GVA-120-87 (24)
Serial 220 - CM                                                 2.4

                                    VCA-24-SI


Subaccount:                                   Stock Index Subaccount invested in
                                              the Stock Index Portfolio of PSF
                                              (VCA-24-SI).

Investments:                                  Primarily common stocks, invested
                                              in such a manner as to attempt to
                                              duplicate the investment results
                                              of the Standard & Poor's 500
                                              Composite Stock Price Index.

Frequency of Unit
 Value calculation:                           Every Business Day.

Investment Management Fee deducted            Daily equivalent of effective
from the assets of the Portfolio:             annual rate of 0.35%.

















GVA-120-87 (24) (as modified by GAA-7654)
Serial 220-SI                                                   2.4

Provision III. WITHDRAWALS AND TRANSFERS - DEATH PAYMENTS:

3.1 PARTICIPANT'S WITHDRAWAL:

    A Participant may make withdrawals from his Participant's Accounts but only under the conditions permitted by the Plan, if any. The minimum withdrawal from any single Account is $500, or the dollar value of that Account if smaller. Payment to the Participant will normally be made within seven days of Prudential's receipt of a duly completed request for it. However, it may be paid at a later day if permitted under the Investment Company Act of 1940.

    The amount paid to the Participant will be the dollar amount withdrawn less the withdrawal charge determined from the following table and the Annual Account Charge if it applies. The amount payable is also referred to as the "Withdrawal Value".

                                   TABLE

    Withdrawals made in the months
    indicated, counting from the day
    the first Account of a                     Withdrawal Charge per $1.00
    Participant was established hereunder*     being withdrawn.**
    --------------------------------------     ---------------------------
               First 24 months                        $0.07
               Next 36 months                          0.06
               Next 60 months                          0.04
               Next 60 months                          0.03
               Thereafter                              0.00

    *Or, if earlier, the day an Account was established for him under a companion contract (or under a similar contract if section 3.5 applies).

    **No charge is made after the amount withdrawn equals the contributions made for the Participant. In addition, no charge is made if the withdrawal is made for reasons of Financial Hardship or Disability Retirement pursuant to the terms of the Plan, if any.

    As of the first day no amounts remain in a Participant's Account under this contract or in an Account for him under a companion contract, all of his Accounts hereunder are cancelled.

    This section may be changed as provided in section 5.1.

3.2 DEATH PAYMENTS:

    If a Participant dies before his Participant's Accounts have been cancelled, the dollar value will be paid to his Beneficiary (see section 7.6). If the Beneficiary is other than the Participant's spouse, the payment will be made in one sum within 5 years of the Participant's death unless the Participant has directed Prudential to purchase an annuity for




GVA-120-87 (24)
Serial 300                                                      3.1-3.2
    the Beneficiary. If the Participant's spouse is the Beneficiary, the payment will be made in one sum no later than the latest date on which the spouse is permitted to defer the distribution under law, unless the Participant has directed Prudential to purchase an annuity for the spouse. Instead of a one sum payment, the Beneficiary may elect to have all or a portion of the dollar value of the Participant's Accounts applied to purchase an annuity. Proof of the Participant's death must be received by Prudential before any payment will be made. Any payment made pursuant to this section must be consistent with the terms of the Plan, if any.

    The Beneficiary's annuity election must be made before the Participant's Account is distributed. The annuity form may be any of those described in section 4.4. If annuity payments are to start at a future date, all or an appropriate portion of the Participant's Accounts will be maintained in accordance with the Beneficiary's election in the same manner as for the Participant. The date for payments to start must be on or before the latest date on which the Beneficiary is permitted to defer the distribution under law. No contributions may be made to an Account hereunder after the Participant's death.

    If a one sum payment is made to the Beneficiary within one year of the Participant's death, it will be at least equal to the contributions made for him under this contract less any withdrawals and transfers.

    Any annuity payments to a Beneficiary will be subject to the following:

    (a) If an annuity is payable to the Participant's spouse, it must provide for payment to be made over the life of the spouse (or over a period not exceeding the life expectancy of the spouse), and

    (b) If an annuity is payable to a Beneficiary who is other than the Participant's spouse, it must provide for payment to be made over the life of the Beneficiary (or over a period not exceeding the life expectancy of the Beneficiary).

    As of the first day no amounts remain in any of the Participant's Accounts hereunder or in an Account with respect to the Participant under a companion contract, the Participant's Accounts are cancelled. Section 3.1 does not apply.

3.3 TRANSFERS BETWEEN RELATED CONTRACTS:

    A Participant may transfer an amount from one or more of his Participant's Accounts to another Account maintained for him under this contract or to an Account maintained for him under a companion contract but only under the conditions permitted by the Plan, if any. The minimum withdrawal to provide a transfer is $500 from any single Account, or the dollar value of the Account if smaller. The transfer will normally be made within seven days of Prudential's receipt of a duly completed request for it. Section 3.1 does not apply to a withdrawal for this purpose. Transfers are deemed to be made first from the contributions paid for the Participant. Investment income is transferred when there are no longer any contributions in the Account from which the transfer is made.










GVA-120-87 (24)
Serial 310                                                      3.3

    Amounts may be transferred to this contract from a companion contract and will be added to one or more Subaccounts as directed by the Participant. An amount transferred to this contract for a Participant will be treated as though it were a contribution made for him (see section 1.2). However, in determining any withdrawal charge, any part of the amount transferred which is investment income will not be considered as a contribution.

    Prudential may, upon notice to the Contract-Holder and Participants, limit the frequency of transfers. This action will take effect on the date of the notice.

    This section may be changed as provided in section 5.1.

3.4 TRANSFERS TO ANOTHER FINANCIAL INSTITUTION:

    (a) At the Request of a Participant:

       The Withdrawal Value of any of the Participant's Accounts may be transferred to another financial institution but only under the conditions permitted by the Plan, if any. The transfer may be made directly to that institution or by a payment (or payments) to the Participant who then makes payment to the institution. The transfer will normally be made within seven days after Prudential's receipt of a duly completed transfer request.

       The transfer will be a full settlement of Prudential's liability for the Participant's Account from which the transfer is made.

   (b) At the Contract-Holder's Request:

       The Contract-Holder may request Prudential to make transfer payments on behalf of all Participants to another financial institution named in the request. The transfer payment will be made on the Transfer Date. The Transfer Date is the later of the day specified in the request and the 90th day after its receipt by Prudential.

       Prudential will promptly notify each Participant, and each Beneficiary of a deceased Participant whose Accounts have not been cancelled, that the request has been received. Each notified _ person may elect, within 30 days following his receipt of the notice from Prudential, to have one or more of his Accounts cancelled and included in the transfer payment to be made but only under the conditions permitted by the Plan, if any. Each person who does not make an election to transfer will have his Account or Accounts retained under this contract pursuant to its terms.

       The Account or Accounts of Participants and Beneficiaries who make the election will be cancelled as of the Transfer Date and an amount equal to the sum of the Withdrawal Values, expressed in Units of the cancelled Accounts, times the appropriate Subaccount Unit Value for the day of withdrawal will be transferred within seven days thereafter.








GVA-120-87 (24)
Serial 320                                                      3.4

       The Contract-Holder may notify Prudential that this section 3.4(b) is to be inoperative.

    This section may be changed as provided in section 5.1.

3.5 TRANSFERS INVOLVING A SIMILAR CONTRACT OF ANOTHER EMPLOYER:

    A Participant may cease to be employed by an employer who pays contributions under this contract. He may become employed by an employer to whom Prudential has issued a contract similar to this contract. If so, that Participant may request a transfer to that similar contract from this contract but only under the conditions permitted by the Plan, if any. The transfer will normally be made within seven days of receipt of the request. The dollar value of all of the Participant's Accounts will be the amount transferred. The Accounts will be cancelled.

    Also, this contract will accept a transfer from a contract similar to this contract for a person covered thereunder who becomes employed by an employer who pays contributions under this contract. The transferred amount will be treated as a contribution paid for that Participant and will be added to one or more Subaccounts, as directed by the Participant. However, in determining any withdrawal charge, any part of the transferred amount which is investment income will not be considered a contribution.

    This section may be changed as provided in section 5.1.





























GVA-120-87 (24)
Serial 330                                                      3.5

Provision IV. ANNUITIES:

4.1 ANNUITY ELECTIONS:

    A Participant may, upon notice to Prudential, elect to have his Participant's Accounts applied to purchase an annuity for him but only under the conditions permitted by the Plan, if any. The dollar value of the Accounts will be applied.

    The schedule of annuity purchase rates that applies is determined from Schedule A. The monthly amount of any annuity is determined from the schedule of purchase rate for that annuity.

    As of the first day no amounts remain in any of the Participant's Accounts under this contract or in an Account for him under a companion contract, his Accounts hereunder are cancelled.

    If the Participant's Accounts have not been cancelled before the month in which he reaches the latest age at which he is permitted to defer his distribution under law, a 120 monthly Payment Certain annuity will be purchased for him at the beginning of that month (see section 4.4).

4.2 ANNUITY - SINGLE SUM PAYMENT COMBINATION:

    A Participant may elect that only a portion of one or more of his Participant's Accounts be applied to purchase an annuity with the balance being paid in a single sum. The portion used to purchase an annuity will be subject to section 4.1 and the balance to section 3.1.

4.3 SMALL ANNUITIES AND ACCOUNTS:

    If the total monthly amount of annuity which would otherwise be purchased on behalf of any person under this contract and the companion contracts is less than $50, Prudential may, in lieu of an annuity under this contract, make payment in a single sum. The single sum will be equal to the amount that would otherwise be applied to purchase an annuity as described in section 4.1.

    If no contributions have been made under this contract or any companion contract for a Participant for a period of 24 months and the dollar value of his Accounts under all the contracts is $1,000 or less, Prudential may cancel his Accounts under this contract. If the Accounts are cancelled, the dollar value will be paid to the Participant unless he directs payment to a named financial institution. The Annual Account Charge will be made only if no Account remains for him under any companion contract.

4.4 TERMS OF PAYMENT OF ANNUITIES:

    Life annuities and Payment Certain annuities are available under this contract. A life form of annuity is one payable at least during the lifetime of the person (referred to as the "Annuitant") for whom it was purchased. Depending upon the existence and nature of any payment payable after the death of the Annuitant, a Life annuity will be one of the following forms: Life - Payment Certain, Life - Contingent, or Life - Payment Certain Contingent annuity. A Payment Certain form of annuity may be payable for a period less than the lifetime of the person for whom the annuity was purchased. The terms of payment of each form of annuity are described below.




GVA-120-87 (24)
Serial 400                                                      4.1-4.4

    (a) Life Form of Annuity:

        The first monthly payment of a Life - Payment Certain annuity is payable on the date the annuity is purchased. Monthly payments are payable on the first day of each month thereafter throughout the Annuitant's remaining lifetime. If the Annuitant dies before the number of annuity payments made equals the number of Payments Certain applicable to him, monthly annuity payments will be continued until the total number of payments is so equal. These continued annuity payments will each be in the same amount as was payable to the Annuitant. The number of Payments Certain is established when the annuity is purchased and may be 60, 120, 180, 240 or any other number accepted by Prudential.

        The first monthly payment of a Life - Contingent annuity is payable on the date the annuity is purchased. Monthly payments are payable on the first day of each month thereafter throughout the Annuitant's remaining lifetime. If the Annuitant dies before the death of his Contingent Annuitant, monthly Contingent Annuity payments will become payable. The first payment of Contingent Annuity will be payable on the first day of the month following the month in which the Annuitant's death occurs. Monthly Contingent Annuity payments are payable on the first day of each month thereafter throughout their Contingent Annuitant's remaining lifetime. The last monthly payment is payable for the month in which his death occurs. The amount of each monthly Contingent Annuity payment will be a percentage of the monthly annuity payment payable before the Annuitant's death. The percentage is established when the annuity is purchased and may be 33 1/3%, 50%, 66 2/3% or 100%, or any other percentage accepted by Prudential. Under a Life - Payment Certain Contingent annuity, a percentage payment will not take effect until the end of the selected Payment Certain period.

    (b) Payment Certain Annuity:

        The first monthly payment of a Payment Certain annuity is payable on the date the annuity is purchased. Monthly payments are payable on the first day of each month thereafter until the total number of Payments Certain specified when the annuity was purchased has been paid. The number of Payments Certain may be 60, 120, 180, 240, or any other number accepted by Prudential.

    Other forms of annuity payments may be provided with the consent of Prudential.

    No form of annuity will be purchased which provides for payments:

    (i) to a Beneficiary or a Contingent Annuitant who is not the Annuitant's spouse if a present value calculation shows that the Annuitant's expected payments will not be more than 50% of all the expected annuity payments, or

    (ii) to a Contingent Annuitant which are greater in monthly amount than the payments to the Annuitant.

4.5 PAYEES:

    Each annuity payment will be made to the Annuitant, Contingent Annuitant or Beneficiary entitled to receive it.





GVA-120-87 (24)
Serial 410                                                      4.5

Provision V CHANGES:

5.1 CHANGES BY PRUDENTIAL:

    Prudential may make changes in this contract as follows:

    (a) The Annual Account Charge and the table of withdrawal charges may be changed periodically on and after the second anniversary of the Effective Date.

    (b) The effective annual rate of the Administrative Expense Charge and the terms and amounts (excluding the withdrawal charge table) of withdrawals and transfers pursuant to Provision III may he changed periodically on and after the fifth anniversary of the Effective Date.

    (c) The schedules of annuity purchase rates may be changed periodically on and after the tenth anniversary of the Effective Date.

    Any change in the table of withdrawal charges and in Schedule D will apply only to amounts added to Participants' Accounts on and after the date the change takes effect. Any other change will apply to amounts in Participants' Accounts whether added before or on and after the date the change takes effect. Any change in the schedules of annuity purchase rates will remain in effect for at least ten years.

    Any change in accordance with this section will be made by giving notice to the Contract-Holder at least 90 days before the date on which the change is to take effect. Notice of changes, other than in the schedules of purchase rates, will also be given to Participants.

5.2 CHANGES BY AGREEMENTS:

    This contract may also be changed in any respect at any time or times by agreement between the Contract-Holder and Prudential.

5.3 CHANGES TO CONFORM TO LAW:

    Prudential may change this contract as, in its discretion, it deems appropriate to satisfy the requirements of any law or regulation administered by a governmental agency.

5.4 PERSONS EMPOWERED TO ACT FOR PRUDENTIAL:

    No agent-or other person except one of the following officers of Prudential may change this contract or bind Prudential.


    Chairman and Chief Executive Officer      Associate Actuary
    President                                 Secretary
    Vice President                            Assistant Secretary
    Actuary




GVA-120-87 (24)
Serial 500                                                      5.1-5.4

Provision VI. DISCONTINUANCE - TERMINATION OF CONTRACT:

6.1 DISCONTINUANCE OF ESTABLISHING PARTICIPANTS' ACCOUNTS:

    Prudential may notify the Contract-Holder that on and after a specified date no new Participants' Accounts will be established under this contract. The specified date may not be earlier than 90 days after the date of the notice. Thereafter, only contributions for persons who are Participants on the specified date will be accepted hereunder. In all other respects this contract will continue to operate in accordance with its terms.

6.2 DISCONTINUANCE OF CONTRIBUTIONS UNDER THIS CONTRACT:

    Contributions under this contract will be discontinued with respect to all
    Participants:

    (a) at any time after receipt by Prudential of notice thereof from the Contract-Holder,

    (b) when the Plan, if any, terminates,

    (c) as of a date at least 90 days after notice to the Contract-Holder by Prudential that no further contributions will be accepted hereunder, or

    (d) as of the effective date of any Plan change to which Prudential is unable or unwilling to give its consent (see section 7.7)

    After discontinuance the contract will continue to operate in accordance with its terms with respect to Participants' Accounts.

6.3 TERMINATION OF CONTRACT:

    This contract will terminate when all the following have occurred:

    (a) no further contributions may be paid under this contract;

    (b) no Participant's Accounts remain uncancelled; and

    (c) no further annuity or transfer payments are payable from this contract.















GVA-120-87 (24)
Serial 600                                                      6.1-6.3

Provision VII. GENERAL TERMS:

7.1 CONTRACT-HOLDER:

    Prudential will normally deal only with the Contract-Holder. However, Prudential and the Contract-Holder may agree to do otherwise. Also, in some cases the contract calls for dealing with another. Prudential will be entitled to rely on any action taken or omitted by the Contract-Holder pursuant to the terms of this contract.

    The Contract-Holder may, from time to time, delegate to an agency certain administrative powers and responsibilities which this contract assigns to the Contract-Holder. Prudential is not bound to recognize any delegation until it has received notice of it. The notice must specify those powers and responsibilities and include evidence of acceptance by the agency. On and after the date of receipt of the notice, Prudential will deal with the agency with respect to those powers and responsibilities and will be entitled to rely on any action taken or omitted by the agency with respect thereto in the same manner as if dealing with the Contract-Holder. If any agency fails or refuses to act with respect thereto, then the delegation will be void for the purposes of this contract. Thereafter, Prudential will deal only with the Contract-Holder. The Contract-Holder may give notice to Prudential of delegation to another agency of specified powers and responsibilities.

7.2 COMMUNICATIONS:

    All communications to the Contract-Holder or to Prudential will be in writing. They will be addressed to the Contract-Holder at its principal office, or at such other address as it may communicate to Prudential. They will be addressed to Prudential, c/o The Prudential Asset Management Company, Inc., 71 Hanover Road, Florham Park, New Jersey 07932, or at such other address as it may communicate to the Contract-Holder. All communications to any other person or organization dealing with Prudential will be addressed to that person or organization at the last address of record.

7.3 PLACE OF PAYMENT - CURRENCY:

    All payments to Prudential under this contract will be payable at its office described above or at an address or to a representative as may be specified by Prudential by notice to the Contract-Holder.

    All payments under this contract, whether to or by Prudential, will be in lawful money of the United States of America. Dollars and cents, as specified in this contract, means lawful dollars and cents of United States currency.















GVA-120-87 (24)
Serial 700                                                      7.l-7.3

7.4 INFORMATION -- RECORDS:

    The Contract-Holder will furnish all information which Prudential may reasonably require for the administration of this contract. If the Contract-Holder cannot furnish any required item of information, Prudential may request the person concerned to furnish the information. Prudential will not be liable for the fulfillment of any obligations in any way dependent upon information unless and until it receives the information in a form satisfactory to it.

    Information furnished to Prudential may be corrected for demonstrated errors in it unless Prudential has already acted to its prejudice by relying on the information. Except for the corrections, information furnished to Prudential will be regarded as conclusive. Prudential will maintain the records necessary for its administration of this contract. These records will be prepared from the information furnished to Prudential and will constitute evidence as to the truth of the information in the records.

7.5 MISSTATEMENTS:

    If any relevant fact relating to any person is found to have been misstated, the following will apply:

    (a) The amount of annuity payable by Prudential will be that which would be provided by the amount allocated to purchase the annuity on the basis of the correct information, without changing the date of first payment of the annuity.

        Any adjustment by Prudential of the amount or terms of payment made in accordance with this section will be conclusive upon any other person affected by it.

    (b) The amount of any underpayment by Prudential will be paid in full with the next payment due. The amount of any overpayment by Prudential will be deducted to the extent possible from amounts payable thereafter.

7.6 BENEFICIARY:

    If, as to any person, this contract provides for the payment of an amount or amounts after the person dies to a Beneficiary other than the person's Contingent Annuitant, payment will be made to the Beneficiary the person named. A person for whom an Account is held or an annuity is being paid under this contract may name a Beneficiary to replace one previously named. However, the Participant may instruct Prudential that his Contingent Annuitant or Beneficiary is not to have this right to name a Beneficiary.

    A Beneficiary may be named by filing a request with Prudential on a form acceptable to it. It will become effective when entered on Prudential's records. It will apply to any amounts payable after the request was received by Prudential, except any withdrawals and payments made before the request was entered on Prudential's records. Prudential will acknowledge the naming of a Beneficiary.









GVA-120-87 (24)
Serial 710                                                      7.4-7.6

    The interest of any Beneficiary who dies before the Participant ceases upon that Beneficiary's death. If there is no named Beneficiary when an amount is payable to one, payment will be made to the estate of the last to die of the Participant or Annuitant, his Contingent Annuitant, and his Beneficiary. If a payment would be made to the estate of a Participant or Annuitant, Prudential may make the payment to any one or jointly to any number of his surviving relatives: spouse, children, parents, brothers or sisters.

    Prudential, in determining whether a person is a relative of a Participant or Annuitant or is a Beneficiary entitled to payment, may rely solely on any evidence it deems acceptable. Each payment Prudential makes in reliance thereon will be a valid discharge of its obligation under this contract as to that payment.

    If a series of payments becomes payable to a Beneficiary and the first payment is less than $50, Prudential may choose to make payment in one sum. Also, if the payee is not a natural person and a series of payments is payable, Prudential may choose to make a payment in one sum. The one sum payment will be equal to the value of the series of payments discounted at interest from each payment due date to the date of the one sum payment. The discount interest rate will be the interest rate in the schedule of annuity purchase rates used to establish the series of payments.

7.7 PLAN CHANGES:

    If the employer maintains a written Plan of benefits, the name of such Plan is shown on the first page of this contract. This contract applies to the terms of the Plan in effect on the Effective Date and to each Plan change if Prudential consents. The Contract-Holder will furnish Prudential with a copy of the Plan. While this contract is active, the Contract-Holder will also furnish a copy of each Plan change.

7.8 DIVISIBLE SURPLUS:

    The portion, if any, of the divisible surplus of Prudential accruing upon this contract will be determined annually by the Board of Directors of Prudential and credited to Participants' Accounts as determined by the Board. (It is unlikely any divisible surplus will accrue upon this contract.)

    No annuity under this contract will be taken into account in the determination of any divisible surplus to be credited to this contract.

7.9 LIMIT ON-ASSIGNMENT:

    To the extent applicable law requires, the interests in and payments from this contract are not assignable or subject to the claims of any creditor.












GVA-120-87 (24)
Serial 720                                                      7.7-7.11

7.10 CERTIFICATES:

     Prudential will issue a certificate for each annuity which is effected under this contract. If any law requires, Prudential will issue a certificate to a Participant for whom an annuity has not yet been effected. A certificate will be descriptive of the Participant's or Annuitant's rights and duties under the contract.

7.11 ENTIRE CONTRACT - CONSTRUCTION:

     This document constitutes the entire contract.

     This contract will be construed according to the laws of the jurisdiction set forth on the first page.






































GVA-120-87 (24)
Serial 730                                                      7.10-7.11

                                   SCHEDULE A

                     FORMS OF ANNUITY WHICH MAY BE PURCHASED

   Form of Payment Payable                   Applicable Schedule
   -----------------------                   -------------------
1.   Life - Payment Certain Annuity.    1.   Use Schedule B for allocation.
2.   Life - Contingent Annuity.         2.   Use Schedule C for allocation.
3.   Payment Certain Annuity.           3.   Use Schedule D for allocation.


Prudential may provide monthly amounts of annuity larger than those shown in the following schedules for annuities purchased during any period specified by Prudential. Annuity purchase rates for other forms of annuity consented to by Prudential will be furnished on request. The following schedules may be changed as provided in section 5.1.


































GVA-120-87 (24)
Serial A-100                                                    Schedule A

                                                                 1/88
                                    SCHEDULES

Monthly amount of annuity purchased per $10,000 of a Participant's Account, after deduction from it of any taxes on annuity considerations that apply.

SCHEDULE B - Life-Payment Certain Annuity (120 Payments Certain)

                                  Monthly Amount
                                  --------------
                        If date the annuity is purchased is in:
Age                      1988      1990     1995     2000
---                      ----      ----     ----     ----
60                      $52.94    $41.56   $40.58   $39.85
65                       58.01     46.81    45.60    44.68
70                       64.46     53.48    51.98    50.82

SCHEDULE C - Life-Contingent Annuity

                                  Monthly Amount
                                  --------------
                 If Annuitant and Contingent Annuitant have same date of birth.
                                    If the date the annuity is Purchased is in:
Age                      1988      1990    1995     2000
---                      ----      ----    ----     ----

If specified percentage to Contingent Annuitant is 100%:

60                      $47.28    $36.06   $35.31   $34.78
65                       51.11     40.07    39.10    38.39
70                       56.56     45.62    44.32    43.32

If specified percentage to Contingent Annuitant is 50%:

60                      $50.36    $38.89   $38.00   $37.34
65                       55.18     43.77    42.61    41.75
70                       61.91     50.47    48.92    47.71

SCHEDULE D - Payment Certain Annuity

                                  Monthly Amount
                                  --------------
Number of                         If date the annuity is purchased is in:
Payments Certain         1988      1990     1995     2000
----------------         ----      ----     ----     ----
60                      $173.76   $165.62  $164.73  $164.73
120                       97.43     88.93    88.45    88.45
180                       72.47     63.55    63.20    63.20

          *             *              *           *

The rates in these Schedules are to be used without adjustment only when the facts that apply to the Participant and his annuity are as shown. Rates for other facts will be furnished upon request.

GVA-120-87 (24)
Serial S-100                                                Schedules B-D